Exhibit 99.1

FOR IMMEDIATE RELEASE

etrials Worldwide Announces Third Quarter 2008 Financial Results

Morrisville, NC – November 10, 2008 – etrials Worldwide, Inc. (Nasdaq: ETWC), a leading provider of adaptive eClinical software and services that optimize clinical trial management by turning data into intelligence and shortening the pathway to an actionable study endpoint, announced financial results for the three months ended September 30, 2008.

Third Quarter 2008 Results
Net service revenues were $3.7 million for the third quarter of 2008 versus $4.1 million for the third quarter of 2007 and $4.0 million for the second quarter of 2008, reflecting the timing in the start of new studies. Cost of revenues was $2.6 million versus $2.4 million in the comparable period a year ago and $2.5 million in the second quarter of 2008. The third quarter of 2008 included a $246,000 inventory impairment charge. Gross margin in the quarter was 30.9% compared to gross margin of 42.7% a year ago and 36.8% in the second quarter of 2008.

Net loss for the third quarter of 2008 was $6.1 million, or $0.56 per share, versus a net loss of $1.3 million, or $0.12 per share, in the third quarter of 2007. The Company recorded a $4.0 million asset impairment charge related to goodwill, in accordance with FAS 142.

Sales and marketing costs were $1.1 million compared to $1.0 million in the third quarter of 2007, reflecting increased spending on personnel and travel. Research and development costs were $413,265 compared to $609,184 the third quarter of 2007, reflecting primarily the reclassification of interim CEO compensation to general and administrative costs and higher capitalized expenses.  General and administrative costs were $1.8 million compared to $1.7 million in the same quarter last year. Included in third quarter 2008 general and administrative costs is approximately $900,000 of non-recurring expenses, primarily related to the resignation of the prior CEO.

Quarterly Metrics
•	Contract awards for the three months ending September 30, 2008 of $5.2 million, of which $3.7 million was added to backlog
•	Contract awards for the nine months ended September 30, 2008 of $19.3 million, of which $15.2 million is added to backlog
•	Backlog of $21.0 million at September 30, 2008
•	Year-to-date contract awards of $4.2 million not yet included in backlog and projected to start in greater than a six month time frame
•	14 new contracts added during the quarter, 11 with existing clients; added 3 new clients
•	37 active clients and 139 active projects at September 30, 2008

“etrials’ third quarter performance was somewhat mixed. We made significant progress in reining in expenses, reducing our operating expenses to a $4.9 million run rate; however, end of quarter backlog was lighter than we would have liked,” said etrials’ interim chief executive officer Chuck Piccirillo.   “On the strength of a 25% increase in contract awards for the first nine months of the year, we began eight studies during the quarter and began implementing an additional nine studies after the quarter close.”

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4000 Aerial Center Parkway, Morrisville, NC 27560 USA
(919) 653-3400   (919) 653-3620 fax
etrials.com

“As we move into 2009, we remain focused on driving to profitability by implementing steps to improve operational efficiency and trim costs, without compromising client service delivery and sales generation,” added Piccirillo.  “Our financial strength coupled with our innovative value proposition gives us points of leverage to create new contract opportunities and gain market share.”

Financial Position and Backlog
The Company reported $21.0 million in backlog as of September 30, 2008 as compared with $18.7 million on September 30, 2007 and $22.3 million on June 30, 2008. The Company is including only confirmed written awards that are to start within 6 months or less into backlog.  All other confirmed written awards that the Company does not have clear indication of starting within the next 6 months are held out of the reported backlog numbers.  The decrease in backlog from June 30, 2008 reflects project cancellations of $1.3 million. As previously reported, project cancellations are a normal part of the clinical trial industry, and backlog is materially impacted by multiple elements including new project bookings, scope changes, the timing of revenue recognition, and cancellations.

As of September 30, 2008, cash, and cash equivalents was $12.2 million, working capital was $10.3 million, debt excluding capital leases totaled $1.8 million and stockholders’ equity was $16.0 million. During the three month period ended September 30, 2008, the company spent approximately $15,871 to repurchase 13,776 common shares under the $1.0 million stock repurchase plan authorized through June 30, 2009. Repurchases will be made in compliance with the limitations of securities laws, which limit the timing, volume, price and manner of stock repurchases.

Conference Call
Management will conduct a conference call at 4:30 p.m. Eastern November 11, 2008.  During the call, management will discuss the company’s quarterly and fiscal year performance and financial results.  To participate in the live call by telephone, please dial 800-480-2207, or, for international callers, please dial 706-643-7866 and reference ID # 66110811.  Those interested in listening to the conference call live via the Internet may do so by visiting the company’s web site at www.etrials.com.  Please go to the web site 15 minutes prior to the scheduled start to register, download and install any necessary audio software. A web cast audio replay and a telephone audio replay will also be available for two weeks by dialing 800-642-1687 from the US (706-645-9291 for international callers) and entering conference ID #66110811 when prompted.

About etrials(R)
etrials Worldwide, Inc. (Nasdaq: ETWC) a leading provider of eClinical software and services to pharmaceutical, biotechnology, medical device, and contract research organizations offers adaptive, Web-based tools that work together to coordinate data capture, logistics, patient interaction and trial management – turning data into intelligence and shortening the pathway to an actionable study endpoint. etrials is one of the only top-tier solution providers that offers electronic data capture (EDC), interactive voice and Web response (IVR/IWR), electronic patient diaries (eDiary) as part of a flexible and integrated software-as-a-service (SaaS) platform or as individual solutions to capture high quality data from multiple pivot points to enable real-time access for perfectly informed decision-making. As an experienced leader, etrials has facilitated over 900 trials involving more than 400,000 patients in 70 countries; and has participated in 42 studies that resulted in 14 approved new drug applications and/or regulatory approvals. To learn more visit us at www.etrials.com. etwcf

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4000 Aerial Center Parkway, Morrisville, NC 27560 USA
(919) 653-3400   (919) 653-3620 fax
etrials.com

Forward-Looking Statements
This announcement contains forward-looking statements, including statements regarding future performance targets by the Company, all of which involve risks and uncertainties. Actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, delays in the current schedule for clinical trials by existing clients, utilization of our software and services by clients to a lesser degree than is currently expected and terminations of existing projects, all of which are possible because our client agreements do not generally have minimum volume guarantees and can be terminated without penalty by clients, and failure to secure new project bookings at the rate management currently targets.  More information about potential factors which could cause actual results to differ from the forward looking statements included in this announcement is included in our filings with the Securities and Exchange Commission, including in the Risk Factors section of the Form 10-KSB filed with the Securities and Exchange Commission on March 10, 2008.  All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update such statements.

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4000 Aerial Center Parkway, Morrisville, NC 27560 USA
(919) 653-3400   (919) 653-3620 fax
etrials.com

etrials Worldwide, Inc.
Consolidated Balance Sheets

	September 30,	December 31,
	2008	2007
	(unaudited)
Assets

Current assets:
Cash and cash equivalents	$12,169,828	$13,792,508
Short-term investments	-	1,448,526
Accounts receivable, net of allowances
of $323,434 and $156,500, respectively	4,647,677	5,310,648
Inventory	146,500	554,430
Prepaid expenses and other current assets	442,860	330,082
Total current assets	17,406,865	21,436,194
Property and equipment, net of accumulated depreciation of $4,929,517 and $4,046,551, respectively	1,868,230	2,015,762
Goodwill	4,016,037	8,011,037
Other assets	119,538	119,538

Total assets	$23,410,670	$31,582,531

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$435,503	$720,243
Accrued expenses	2,249,354	1,747,257
Deferred revenue	2,600,939	1,705,544
Bank line of credit and other short-term borrowings	1,561,668	1,312,667
Current portion of capital lease obligations	241,678	429,789
Total current liabilities	7,089,141	5,915,500
Capital lease obligations, net of current portion	447	23,956
Long-term borrowings, net of current portion	258,670	250,337
Total liabilities	7,348,258	6,189,793

Commitments and contingencies
Stockholders' equity:
Common stock; $0.0001 par value; 50,000,000 shares authorized at September 30, 2008 and December 31, 2007; and10,892,853 and 12,579,701 issued and outstanding at September 30, 2008 and December 31, 2007, respectively	1,089	1,258
Additional paid-in capital	56,320,552	55,301,138
Deferred compensation	(5,187)	(18,927)
Accumulated deficit	(40,254,042)	(29,890,731)
Total stockholders' equity	16,062,412	25,392,738

Total liabilities and stockholders' equity	$23,410,670	$31,582,531

4000 Aerial Center Parkway, Morrisville, NC 27560 USA
(919) 653-3400   (919) 653-3620 fax
etrials.com

etrials Worldwide, Inc.
Consolidated Statements of Operations
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Net service revenues	$3,749,828	$4,136,040	$11,425,158	$13,417,556
Reimbursable out-of-pocket revenues	193,333	1,074,690	1,123,076	3,490,716
Total revenues	3,943,161	5,210,730	12,548,234	16,908,272

Costs and expenses:
Costs of revenues	2,591,764	2,370,806	7,679,849	6,704,394
Reimbursable out-of-pocket expenses	193,333	1,074,690	1,123,076	3,490,716
Sales and marketing	1,095,758	969,608	3,686,586	3,634,983
General and administrative	1,768,993	1,673,748	4,954,428	5,655,144
Research and development	413,265	609,184	1,599,985	1,609,898
Impairment of goodwill	3,995,000	-	3,995,000	-
Amortization of intangible assets	-	-	-	15,199
Total costs and expenses	10,058,113	6,698,036	23,038,924	21,110,334
Operating loss	(6,114,952)	(1,487,306)	(10,490,690)	(4,202,062)

Other income (expense):
Interest expense	(26,946)	(52,370)	(105,714)	(93,401)
Interest income	63,184	229,194	287,224	725,216
Other expense, net	(17,404)	(1,985)	(54,131)	(13,745)
Total other income, net	18,834	174,839	127,379	618,070

Net loss	$(6,096,118)	$(1,312,467)	$(10,363,311)	$(3,583,992)

Net loss per share:
Basic and diluted	$(0.56)	$(0.12)	$(0.95)	$(0.33)
Weighted average common shares outstanding:
Basic and diluted	10,902,321	10,826,486	10,944,395	10,768,961

4000 Aerial Center Parkway, Morrisville, NC 27560 USA
(919) 653-3400   (919) 653-3620 fax
etrials.com

etrials® is the registered trademark in the United States of etrials Worldwide, Inc. Other marks belong to their respective owners and are used with permission.

SOURCE: etrials Worldwide, Inc.

Contacts:
Investors:	Media:
Lippert/Heilshorn & Associates	etrials Worldwide, Inc.
Jody Burfening/Amy Gibbons	Chris Sakell
212-838-3777	919-653-3648
agibbons@lhai.com	Chris.Sakell@etrials.com

4000 Aerial Center Parkway, Morrisville, NC 27560 USA
(919) 653-3400   (919) 653-3620 fax
etrials.com